Hawk Corporation to Consider Strategic Alternatives

CLEVELAND, OH -- (Marketwire - July 01, 2010) - Hawk Corporation (NYSE Amex: HWK) announced today that to enhance stockholder value, its Board of Directors has commenced a process to explore and consider possible strategic alternatives, including a possible sale of the Company. A Special Committee of the Board has been formed and has retained Harris Williams & Co., as its financial advisor to assist and advise the Special Committee.

Ronald E. Weinberg, Chairman and Chief Executive Officer, said, "We believe that this is an opportune time for us to explore alternatives for enhancing stockholder value. However, as we participate in this process, we will continue to focus on the long-term strategic initiatives we have previously identified to ensure continued growth opportunities for the Company."

The Company has not set a definitive timetable for completion of its evaluation and there can be no assurance that this process will lead to the approval or completion of any definitive agreement or other transaction. Hawk does not intend to disclose developments regarding this process unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives. Management of the Company has not scheduled a conference call in conjunction with this announcement.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 1,200 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 6 countries.

Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include the Company's ability to enter into or consummate a transaction as a result of the exploration and consideration of possible strategic alternatives or the Company's ability to enhance stockholder value through this process.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise

Contact Information
Ronald E. Weinberg
(216) 861-3553

Thomas A. Gilbride
(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com/